RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

P R O S P E C T U S

                            Merrill Lynch & Co., Inc.

          Merrill Lynch EuroFund Market Index Target-Term Securities(R)
                  due February 28, 2006 "MITTS(R) Securities"
                          $10 principal amount per unit


         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the MITTS Securities.

The MITTS Securities:
o    100% principal protection at maturity
o    No payments before the maturity date
o    Senior  unsecured  debt  securities of Merrill Lynch & Co., Inc.
o Linked to the value of the Merrill Lynch EuroFund, a registered mutual fund
o The MITTS Securities are listed on the American Stock Exchange under the symbol "EFM"

Payment at Maturity:
o On the maturity date, for each unit of the MITTS Securities you own, we will pay you an amount equal to the sum of the principal amount of each unit and an additional amount based on the percentage increase, if any, in the total return value of the Class B shares of the Merrill Lynch EuroFund, reduced by an adjustment factor of 2.6% of the EuroFund's value each year, as described in this prospectus
o ML&Co. will pay you by delivering to you a number of Class D shares of the Merrill Lynch EuroFund with an equal value, based upon the market price for Class D Shares shortly before the stated maturity of the MITTS Securities
o    You will receive no less than the principal amount of your MITTS
     Securities


               Investing in the MITTS Securities involves risks.
                    See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these MITTS Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the MITTS Securities will be the prevailing market price at the time of sale.


                              --------------------

                              Merrill Lynch & Co.

                              --------------------

                  The date of this prospectus is June 24, 1999.

--------------
"MITTS" and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.





                              TABLE OF CONTENTS

                                                                        Page

RISK FACTORS..............................................................3

MERRILL LYNCH & CO., INC..................................................6

RATIO OF EARNINGS TO FIXED CHARGES........................................7

DESCRIPTION OF THE MITTS SECURITIES.......................................8

THE EUROFUND INDEX.......................................................15

OTHER TERMS..............................................................16

PROJECTED PAYMENT SCHEDULE...............................................20

WHERE YOU CAN FIND MORE INFORMATION......................................21

INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................21

PLAN OF DISTRIBUTION.....................................................22

EXPERTS..................................................................22


                                  RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in the light of your particular circumstances.

You may not earn a return on your investment

         You should be aware that at maturity you will receive no more than a number of Class D shares of the EuroFund in an amount equal in value, determined based on the market price of the Class D shares shortly before the maturity date, to the principal amount, if these shares are available, if the average value of the index over five trading days shortly before the maturity date is less than 15.53. This will be true even if, at some time during the life of the MITTS Securities, the value of the EuroFund index, as adjusted, was higher than 15.53, the value of the EuroFund Index on the date the MITTS Securities were priced for initial sale to the public, but later falls below 15.53.

Your yield on the MITTS Securities will not equal the yield on Class B Shares or the securities held by the EuroFund

         The yield you earn on the MITTS Securities, if any, will not be the same as the yield that you would earn if you directly owned Class B Shares of the EuroFund. In calculating the value of the EuroFund index, the AMEX will reduce the value of the EuroFund index by 2.6% each year. This annual reduction will be applied on a pro rata basis each calendar day. Because of these cumulative daily reductions, the value of the EuroFund index over time will increasingly diverge from the actual value of the Class B Shares and their distributions had you directly owned the Class B Shares. These reductions would not apply if you directly owned the Class B Shares of the EuroFund.

         In addition, the yield you earn on the MITTS Securities, if any, will not be the same yield that you would earn if you directly owned the securities held by the EuroFund. Because the EuroFund's return, as measured by the index, is determined after deductions for annual fees and expenses and transaction fees, the EuroFund's return, and consequently the return on the MITTS Securities, will be less than the return you would realize if you directly owned the securities held by the EuroFund.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we pay you at maturity may be less than the return you could earn on other similar investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co., Inc. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider inflation or other factors that affect the time value of money.

There may be an uncertain trading market for the MITTS Securities in the future

         Although the MITTS Securities are listed on the NYSE under the symbol "EFM," you cannot assume that a trading market will continue to exist for the MITTS Securities. If a trading market in the MITTS Securities continues to exist, you cannot assume that there will be liquidity in the trading market. The continued existence of a trading market for the MITTS Securities will depend on our financial performance and other factors including the appreciation, if any, of the value of the index.

         If a limited trading market for the MITTS Securities exists, and you do not wish to hold your investment until maturity, fewer buyers may want to purchase your MITTS Securities. This may affect the price you receive if you sell before maturity.

                  Many  factors   affect  the  trading   value  of  the  MITTS
Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the index. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         The value of the EuroFund index is expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the value of the EuroFund index exceeds or does not exceed 15.53. If you choose to sell your MITTS Securities when the value of the EuroFund index exceeds 15.53 on any given date, you may receive substantially less than the value that would be payable at maturity based on that value of the EuroFund index because of the expectation that the value of the EuroFund index will continue to fluctuate until shortly before the maturity date when the average value of the index is determined. If you choose to sell your MITTS Securities when the value of the EuroFund index is below, or not sufficiently above, 15.53, you may receive less than the principal amount per unit of MITTS Securities and lose a substantial portion of your investment. Political, economic and other developments that affect the securities owned by the EuroFund may also affect the value of the EuroFund Index and the value of the MITTS Securities.

         Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities. Because we will pay at a minimum, the principal amount per unit of the MITTS Securities at maturity, we expect that changes in interest rates will affect the trading value of the MITTS Securities. In general, if interest rates increase, we expect that the trading value of the MITTS Securities will decrease, and, conversely, if interest rates decrease, we expect the trading value of the MITTS Securities will increase.

         Changes in the volatility of the index are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the EuroFund index increases, we expect that the trading value of the MITTS Securities will increase. If the volatility of the EuroFund index decreases, we expect that the trading value of the MITTS Securities will decrease.

         As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. The MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the EuroFund index. This difference would reflect a "time premium" due to expectations concerning the value of the EuroFund index during the period before February 28, 2006, the stated maturity of the MITTS Securities. However, as the time remaining to maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

         Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the MITTS Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities, except that we expect that the effect on the trading value of the MITTS Securities of a given increase or decrease in the EuroFund index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

No shareholder's rights

         You will not be entitled to any rights with respect to any shares of the EuroFund, including, without limitation, voting rights and rights to receive any dividends or distributions on the shares, until we deliver Class D Shares at the maturity of the MITTS Securities. For example, if the EuroFund sets a record date for a matter to be voted on by holders of Class D Shares prior to our delivery of Class D Shares to you, you will not be entitled to vote on that matter. You should be aware that if Class D Shares of the EuroFund are not available for sale to new investors immediately prior to the stated maturity date, we will pay you the amounts due to you for your MITTS Securities in cash instead of delivering Class D Shares on the stated maturity date.

Amounts payable on the MITTS Securities may be limited by state law

         New York  State  laws  govern  the  indenture  under  which the MITTS
Securities are issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell shares of the EuroFund or shares of the companies in which the EuroFund invests, for our own accounts, for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the EuroFund index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts of interest

         Our subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated or MLPF&S, is our agent for the purposes of calculating the value of the index and the amount payable to you at maturity. In some circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the value of the index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the index. See "Description of the MITTS Securities--Adjustments to the Index; Market Disruption Events" and "--Discontinuance of the Index" in this prospectus. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.



                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o     securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o     securities clearance services;

         o     equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o     insurance sales and underwriting services.

We provide these  products and services to a wide array of clients,  including
individual   investors,   small   businesses,    corporations,    governments,
governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the MITTS Securities described in this prospectus.




                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:


                                                                                              For the Three Months
                                                     Year Ended Last Friday in December              Ended
                                                 1994     1995     1996     1997      1998       March 26, 1999
                                                 ----     ----     ----     ----      ----    --------------------

Ratio of earnings to fixed charges(a).........    1.2      1.2      1.2      1.2      1.1             1.3


----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.





                      DESCRIPTION OF THE MITTS SECURITIES

         On September 3, 1998, ML&Co. issued an aggregate principal amount of $77,000,000 or 7,700,000 of the MITTS Securities.

         The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture, which is more fully described in this prospectus.

         The MITTS Securities will mature on February 28, 2006.

         While at maturity a beneficial owner of a MITTS Security will receive, if available, the number of Class D Shares of the EuroFund equal in value, determined based on the Maturity NAV, to the sum of the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "--Delivery at Maturity".

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "- Events of Default and Acceleration" and "Other Terms - Events of Default" in this prospectus.

         The MITTS Securities were issued in denominations of whole units.

Delivery at Maturity

         At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of Class D Shares of the EuroFund equal in value, determined based on the Maturity NAV, to the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The number of Class D Shares delivered by ML&Co. will be rounded to the nearest one-thousandth of a share. If the Ending Index Value does not exceed the Starting Index Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of Class D Shares of the EuroFund equal in value to the principal amount of each MITTS Security, determined based on the Maturity NAV.

         "Maturity NAV" shall mean the net asset value for the Class D Shares of the EuroFund as calculated by the EuroFund on the first Calculation Day during the Calculation Period; provided, however, if no Calculation Days occur during the Calculation Period because of Market Disruption Events, then Maturity NAV shall mean the net asset value for the Class D Shares of the EuroFund as calculated by the EuroFund on the last scheduled Index Business Day in the Calculation Period regardless of the occurrence of a Market Disruption Event on that day.

         Notwithstanding the foregoing, if the EuroFund is not issuing Class D Shares to new investors in the EuroFund on the date Maturity NAV is to be determined, ML&Co. may, in lieu of delivering Class D Shares of the EuroFund, pay cash in an amount equal to the sum of the principal amount of the MITTS Securities and the Supplemental Redemption Amount, if any.

         The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal:

Principal amount of each MITTS Security   X  (  Ending Index Value - Starting Index Value  )
     ($10 per unit)                          (  -----------------------------------------  )
                                             (            Starting Index Value             )


provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

         The "Starting Index Value" equals 15.53, which was the value of the EuroFund Index on the date the MITTS Securities were initially priced for sale to the public (the "Pricing Date"). The value of the EuroFund Index on the Pricing Date was set to match the net asset value of Class B Shares of the EuroFund on the Pricing Date.

         The "Ending Index Value" will be determined by the calculation agent and will the equal the closing value of the EuroFund Index determined on the first Calculation Day during the Calculation Period. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the EuroFund Index determined on the last scheduled Index Business Day in the Calculation Period regardless of the occurrence of a Market Disruption Event on that day.

         The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

         "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

         An "Index Business Day" is a day on which the NYSE and the AMEX are open for trading and the AMEX calculates and publishes the EuroFund Index.

         "Market Disruption Event" means the EuroFund

         o is unable or otherwise fails to issue a net asset value for any series of shares of the EuroFund after the close of business on the NYSE but before 11:00 p.m., New York City time on the same day or

         o    suspends redemption of shares of the EuroFund.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.



Hypothetical Returns

        The following table illustrates,  for a range of hypothetical  Ending
Values:

        o the Ending Index Value used to calculate the Supplemental Redemption Amount;

        o the percentage change from the Starting Index Value to the Ending Index Value;

        o the total value of Class D Shares deliverable at maturity for each $10 principal amount of MITTS Securities;

        o  the total rate of return to beneficial owners of the MITTS
           Securities;

        o  the pretax annualized rate of return on the MITTS Securities; and

        o  the pretax annualized rate of return of class B Shares.


                                          Total Value of
                                          Class D Shares
                     Percentage Change    Deliverable at                           Pretax               Pretax
                     of Ending Index      Maturity per $10      Total Rate of   Annualized Rate     Annualized Rate
     Hypothetical          Value          Principal Amount      Return on the   of Return on the      of Return of
     Ending Index    Over the Starting       of MITTS                MITTS          MITTS               Class B
     Value           Index Value             Securities          Securities      Securities (1)      Shares (1)(2)
     -----------     -----------------    ----------------      -------------  ----------------     ----------------


        3.11             -80.00%              $10.00                0.00%            0.00%            -18.02%
        6.21             -60.00%              $10.00                0.00%            0.00%             -9.40%
        9.32             -40.00%              $10.00                0.00%            0.00%             -4.17%
       12.42             -20.00%              $10.00                0.00%            0.00%             -0.38%
       15.53(3)            0.00%              $10.00                0.00%            0.00%              2.62%
       18.64              20.00%              $12.00               20.00%            2.45%              5.10%
       21.74              40.00%              $14.00               40.00%            4.54%              7.22%
       24.85              60.00%              $16.00               60.00%            6.37%              9.07%
       27.95              80.00%              $18.00               80.00%            8.00%             10.72%
       31.06             100.00%              $20.00              100.00%            9.47%             12.21%
       34.17             120.00%              $22.00              120.00%           10.80%             13.56%
       37.27             140.00%              $24.00              140.00%           12.03%             14.81%
       40.38             160.00%              $26.00              160.00%           13.17%             15.96%
       43.48             180.00%              $28.00              180.00%           14.22%             17.03%
       46.59             200.00%              $30.00              200.00%           15.21%             18.03%


-------------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2)  This rate of return assumes:
     (a) an initial investment of a fixed amount in the Series B Shares of the EuroFund;
     (b) a reinvestment of all cash dividends and distributions in the Series B Shares of the EuroFund;
     (c)   no transaction fees or expenses;
     (d)   an investment term from September 3, 1998 to February 28, 2006; and
     (e)   a final EuroFund Index value equal to the Ending Index Value.
(3)  This is the Starting Index Value.

         The above figures are for purposes of illustration only. The actual investment term, Supplemental Redemption Amount received by investors, and the resulting total and pretax annualized rate of return will depend entirely on the Starting Index Value and the actual Ending Index Value determined by the calculation agent as provided in this prospectus.

Adjustments to the EuroFund Index

         If at any time the AMEX changes the method of calculating the EuroFund Index, or the index's value changes, in any material respect, or if the EuroFund Index is in any other way modified so that the EuroFund Index does not, in the opinion of the calculation agent, fairly represent the value of the EuroFund Index had the changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the EuroFund Index as if any changes or modifications had not been made, and calculate the closing value with reference to the EuroFund Index, as adjusted. Accordingly, if the method of calculating the EuroFund Index is modified so that the value of the EuroFund Index is a fraction or a multiple of what it would have been if it had not been modified, for example, due to a split in the EuroFund Index, then the calculation agent shall adjust the EuroFund Index in order to arrive at a value of the EuroFund Index as if it had not been modified, for example, as if the split had not occurred.

Discontinuance of the EuroFund Index

         If the AMEX discontinues publication of the EuroFund Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the EuroFund Index (a "Successor Index") then, upon the calculation agent's notification of its determination to the Trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by the AMEX or any other entity for the EuroFund Index and calculate the Ending Index Value as described above under "Delivery at Maturity". Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         If the AMEX discontinues publication of the EuroFund Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the EuroFund Index for any Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the EuroFund Index before any discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the EuroFund Index as described below, the Successor Index or value shall be substituted for the EuroFund Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

         If the AMEX discontinues publication of the Index before the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

        o   the determination of the Adjusted Ending Value and

        o a determination by the calculation agent that a Successor Index is available,

the calculation agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal, or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

         Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

         In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount of a MITTS Security, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Delivery at Maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

         In case of default in payment at the maturity date of the MITTS Securities, whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners, at the rate of 5.97% per annum, to the extent that payment of any interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of any amount has been made or duly provided for.

Global Securities

         Description of the Global Securities.

         Beneficial owners of the MITTS Securities may not receive physical delivery of the MITTS Securities nor may they be entitled to have the MITTS Securities registered in their names. The MITTS Securities currently are represented by one or more fully registered global securities. Each global security was deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by a global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders under the 1983 Indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and the participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the MITTS Securities. The MITTS Securities were issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities were issued for the MITTS Securities in the aggregate principal amount of the MITTS Securities, and were deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date identified in a listing attached to the omnibus proxy.

         Principal, premium, if any, and/or interest, if any, payments on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Exchange for Certificated Securities

         If:

         o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

         o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS
Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, MITTS Securities in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co.takes no responsibility for its accuracy.

Same-Day Settlement and Payment

         ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.




                              THE EUROFUND INDEX

Calculation of the EuroFund Index

         The AMEX has set the starting value of the EuroFund Index to equal the net asset value of one Class B Share of the EuroFund on the Pricing Date. Thereafter, the AMEX will calculate the value of the EuroFund Index on any day by multiplying the current Index Share Multiplier by the most recent net asset value per Class B Share announced by the EuroFund. For purposes of this calculation, any declared but unpaid Cash Distribution ,as defined below, will be added back and included in the "net asset value" of the EuroFund from and including the ex-dividend date related to any Cash Distribution to but excluding the date that any Cash Distribution is paid to holders of the Class B Shares.

         The value of the EuroFund Index is reported on the AMEX and Bloomberg under the symbol "EFI" and on the Reuters under the symbol ".EFI".

   Calculation of the Index Share Multiplier

         The  Index  Share   Multiplier   shall   initially  be  set  to  one,
representing one Class B Share of the EuroFund. If the EuroFund distributes any cash dividends or distributions of any character to holders of the Class B Shares (a "Cash Distribution"), then the Index Share Multiplier shall be increased by a percentage of Class B Shares equal to the Cash Distribution divided by the net asset value for Class B Shares calculated by the EuroFund on the date that any Cash Distribution is paid to holders of Class B Shares. If a Market Disruption Event has occurred on the day any Cash Distribution is paid, the adjustment to the Index Share Multiplier shall be postponed until the next succeeding Index Business Day on which a Market Disruption Event has not occurred. The Index Share Multiplier shall also be adjusted by the AMEX to reflect certain stock splits, reverse stock splits or share dividends that may occur with respect to the Class B Shares.

         Each calendar day, the AMEX shall reduce the value of the EuroFund Index by a percentage equal to 2.6% divided by 365 and reset the Index Share Multiplier so that the product of the net asset value and the revised Index Share Multiplier equals the value of the EuroFund Index so reduced. If a Market Disruption Event occurs on any day on which the EuroFund Index value is to be determined, then the foregoing adjustment to the Index Share Multiplier shall occur on the next succeeding Index Business Day on which a Market Disruption Event has not occurred.

The EuroFund

         The EuroFund has stated that its investment objectives are to seek capital appreciation primarily through investment in equities of corporations domiciled in European countries. Current income from dividends and interest will not be an important consideration in selecting portfolio securities. The EuroFund has stated that it anticipates that under normal market conditions at least 80% of its net assets will consist of European corporate securities, primarily common stocks and securities convertible into common stock.

         The EuroFund is a diversified, open-end management investment company under the Investment Company Act.

         The EuroFund has publicly disclosed its intention to distribute all of its net investment income, if any. The EuroFund has indicated that dividends from the net investment income are paid at least annually and all net realized capital gains, if any, are distributed to the shareholders of the EuroFund annually.

         The EuroFund is subject to the registration requirements of the Securities Act and the Investment Company Act. Accordingly, the EuroFund files prospectuses, statements of additional information, reports, proxy and other information statements and other information with the SEC. ML&Co. makes no representation or warranty as to the accuracy or completeness of that information.

         The foregoing summary of the policies of the EuroFund reflect certain investment restrictions which are subject to change by shareholders of the EuroFund at any time.

         The EuroFund is managed by Merrill Lynch Asset Management, L.P., an affiliate of ML&Co. The EuroFund itself is governed by an independent board of directors.

         The EuroFund has no obligations with respect to the MITTS Securities. This prospectus relates only to the MITTS Securities offered hereby and does not relate to the Class B or Class D shares of the EuroFund. The information contained in this prospectus regarding the EuroFund has been derived from the publicly available documents described above. ML&Co. has not participated in the preparation of these documents or made any due diligence inquiries with respect to the EuroFund in connection with the offering of the MITTS Securities. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the EuroFund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the EuroFund index, and therefore the trading price of the MITTS securities, have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the EuroFund could affect the supplemental redemption amount to be received at the stated maturity date and therefore the trading value of the MITTS Securities.


                                   OTHER TERMS

         ML&Co. issued the MITTS Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

             o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

             o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and Waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

          o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

          o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

           o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

           o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

           o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

           o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o     default in the payment of any principal or premium when due;

         o     default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co.of all of its obligations under the 1983 Indenture.





                          PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying the final Treasury Department Regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount and a projected Supplemental Redemption Amount equal to $5.5344 per unit, the "Projected Supplemental Redemption Amount". This represents an estimated yield on the MITTS Securities equal to 5.97% per annum (compounded semiannually).

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over a term of seven years and six months for the MITTS Securities based upon the projected payment schedule for the MITTS Securities, including both the Projected Supplemental Redemption Amount and the estimated yield equal to 5.97% per annum, compounded semiannually, as determined by ML&Co. for purposes of applying the Final Regulations to the MITTS Securities:



                                                                                            Total Interest Deemed
                                                                   Interest Deemed to       to Have Accrued on
                                                                   Accrue During            MITTS Securities as of
                                                                   Accrual Period           End of Accrual Perio
                    Accrual Period                                    (per unit)                  (per unit)
                    --------------                                 ------------------       ----------------------

September 3, 1998 through February 28, 1999...................        $0.2910                     $0.2910
March 1, 1999 through August 28, 1999.........................        $0.3072                     $0.5982
August 29, 1999 through February 28, 2000.....................        $0.3164                     $0.9146
February 29, 2000 through August 28, 2000.....................        $0.3258                     $1.2404
August 29, 2000 through February 28, 2001.....................        $0.3355                     $1.5759
March 1, 2001 through August 28, 2001.........................        $0.3455                     $1.9214
August 29, 2001 through February 28, 2002.....................        $0.3559                     $2.2773
March 1, 2002 through August 28, 2002.........................        $0.3665                     $2.6438
August 29, 2002 through February 28, 2003.....................        $0.3774                     $3.0212
March 1, 2003 through August 28, 2003.........................        $0.3887                     $3.4099
August 29, 2003 through February 28, 2004.....................        $0.4003                     $3.8102
February 29, 2004 through August 28, 2004.....................        $0.4122                     $4.2224
August 29, 2004 through February 28, 2005.....................        $0.4245                     $4.6469
March 1, 2005 through August 28, 2005.........................        $0.4372                     $5.0841
August 29, 2005 through February 28, 2006.....................        $0.4503                     $5.5344



---------
Projected Supplemental Redemption Amount = $5.5344 per unit.

         Prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for this information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.



                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

     o   incorporated documents are considered part of the prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     o   annual report on Form 10-K for the year ended December 25, 1998;

     o   quarterly report on Form 10-Q for the period ended March 26, 1999; and

     o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
         February 23, 1999,  March 26,  1999,  April 13, 1999,  April 19,
         1999, May 26, 1999, May 28, 1999 and June 1, 1999.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

     o   reports filed under Sections 13(a) and (c) of the Exchange Act;

     o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     o   any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S  may  act  as  principal  or  agent  in  these   market-making
transactions.

         The MITTS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.




                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte &
Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.